Exhibit 99.2

Wells Fargo Securities, LLC

301 South College Street

Charlotte, NC 28288-8905

June 25, 2012

Board of Directors

GeoResources, Inc.

110 Cypress Station Drive, Suite 220

Houston, Texas 77090-1629

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Halcón Resources Corporation (File No. 333-181537)

Gentlemen:

Reference is made to our opinion letter, dated April 24, 2012, with respect to the fairness from a financial point of view, to the holders (other than Halcón Resources Corporation, a Delaware corporation (“Halcón”), and its affiliates) of the outstanding shares of common stock of GeoResources, Inc., a Colorado corporation (“GeoResources”), of the merger consideration to be received by such holders pursuant to an Agreement and Plan of Merger entered into among GeoResources, Halcón, Leopard Sub I, Inc., a Colorado corporation and wholly owned subsidiary of Halcón and Leopard Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Halcón.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of GeoResources in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that GeoResources has determined to include our opinion in the Joint Proxy Statement/Prospectus that forms a part of the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Matters to Be Considered in Deciding How to Vote – Fairness Opinion of Wells Fargo Securities to the GeoResources Board of Directors,” “The Merger – Background of the Merger”, “The Merger – Recommendation of GeoResources’ Board of Directors and Reasons for the Merger” and “The Merger – Opinion of Wells Fargo Securities to the GeoResources Board of Directors”, and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (other than the above-mentioned version of the Registration Statement), or any subsequent amendment to the above-mentioned Registration Statement, proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC